SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*
                               ------------------


                             Obie Media Corporation
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                                (Name of Issuer)

                                  Common Stock
        -----------------------------------------------------------------
                         (Title of Class of Securities)


                                    674391107
        -----------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
        -----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           [  ] Rule 13d-1(b)
                           [  ] Rule 13d-1(c)
                           [x ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 674391107                         13G/A

1        NAME OF REPORTING PERSON
         S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON
         Douglas D. Obie


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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)      [  ]
                                                              (b)      [  ]
         N/A

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3        SEC USE ONLY



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4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
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   NUMBER OF SHARES     5     SOLE VOTING POWER
BENEFICIALLY OWNED BY         155,070
EACH REPORTING PERSON   --------------------------------------------------------
         WITH           6     SHARED VOTING POWER
                              88,857
                        --------------------------------------------------------
                        7     SOLE DISPOSITIVE POWER
                              155,070
                        --------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER
                              88,857

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         243,927
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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         N/A
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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.2%
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12       TYPE OF REPORTING PERSON*

         IN
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                                       *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.  (a)      Name of Issuer:
                                    Obie Media Corporation

                  (b)      Address of Issuer's Principal Executive Offices:
                                    4211 West 11th Avenue
                                    Eugene OR 97402

Item 2.  (a)      Name of Person Filing:
                                    Douglas D. Obie

                  (b)      Address of Principal Business Office:
                                    4211 West 11th Avenue
                                    Eugene OR 97402

                  (c)      Citizenship:
                                    United States

                  (d)      Title of Class of Securities:
                                    Common Stock

                  (e)      CUSIP Number:
                                    674391107

Item 0.           If this statement is filed pursuant to Sections
                  240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  N/A


Item 4.  Ownership

                  (a)      Amount Beneficially Owned:

                           243,927

                  (b)      Percent of Class:

                           4.2%

                  (c)      Number of shares as to which the person has:

                           (i)      sole power to vote or to direct the vote
                                     155,070

                           (ii)     shared power to vote or to direct the vote
                                     88,857

                           (iii) sole power to dispose or to direct the disposition of 155,070

                           (iv) shared power to dispose or to direct the disposition of 88,857

Item 5.  Ownership of Five Percent or Less of a Class
                                       [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
                                       N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
                                       N/A

Item 8.  Identification and Classification of Members of the Group
                                       N/A

Item 9.  Notice of Dissolution of Group
                                       N/A

Item 10. Certification

                                       N/A


Signature

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:             2/14/00

/s/Douglas D. Obie
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